Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, CEO
Sam Sarpong, CFO
(323) 634-1700
www.broadwayfederalbank.com

Broadway Financial Corporation Reports Third Quarter Net Earnings

LOS ANGELES, CA – (BUSINESS WIRE) – November 5, 2009 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported third quarter net earnings of $333 thousand, or $0.10 diluted earnings per common share, down $296 thousand, or 47.06%, when compared with net earnings of $629 thousand, or $0.34 diluted earnings per common share, in the third quarter of 2008. The decrease in net earnings was primarily due to a $1.2 million increase in the provision for loan losses and a $0.6 million decrease in non-interest income, which were partially offset by a $1.4 million increase in net interest income before provision for loan losses.

For the nine months ended September 30, 2009, the Company reported net earnings of $1.0 million compared to $1.9 million of net earnings for the same period in 2008. Diluted earnings per common share for the nine months ended September 30, 2009 and 2008 were $0.29 and $1.02, respectively.

Chief Executive Officer, Paul C. Hudson stated, “Given recent asset quality trends, management’s highest priority is to contain and ultimately shrink loan losses and loan loss provisions.” He went on to explain, “In addressing containment of loan losses, management is confronted with increasing unemployment and the effects of a prolonged recession.” Hudson concluded by saying, “The Bank is fortunate to have strong core earnings supported by growth of earning assets and an improving net interest margin to weather the transition to a better economic environment.”

Third Quarter Highlights:

•

Achieved net interest income before provision for loan losses of $5.1 million, up $1.4 million, or 39.34%, from the third quarter of 2008, primarily reflecting $103.9 million, or 26.75%, increase in average interest-earning assets and a 38 basis point improvement in net interest margin.

•	Originated $40.3 million in loans, up $4.9 million, or 13.84%, from the third quarter of 2008.

•

Increased allowance for loan losses as a percentage of total gross loans, excluding loans held for sale, from 1.06% at December 31, 2008 to 1.58% at September 30, 2009, with provision for loan losses of $1.8 million for the third quarter of 2009 compared to $630 thousand for the third quarter of 2008.

•

Increased deposits by $105.9 million during the first nine months of 2009, from $289.9 million at December 31, 2008 to $395.8 million at September 30, 2009, which allowed us to fund asset growth of $112.0 million, or 27.47%, primarily with deposits.

Net Interest Income

Net interest income before provision for loan losses of $5.1 million for the third quarter of 2009 was up $1.4 million, or 39.34%, from the third quarter a year ago. The increase is attributed to an increase in our average interest-earning assets of $103.9 million to $492.4 million for the quarter ended September 30, 2009, combined with an increase in the net interest margin of 38 basis points to 4.17% for the quarter ended September 30, 2009 from 3.79% for the same period in 2008.

The annualized yield on our average interest-earning assets decreased 49 basis points to 6.21% for the third quarter of 2009 from 6.70% for the same period a year ago. The decrease was primarily the result of a lower annualized yield on our average loans which decreased 42 basis points to 6.53% for the third quarter of 2009 from 6.95% for the same period in 2008. The decrease in the annualized yield on our average loans was primarily due to adjustable rate loans adjusting down as competitive market rates for loans have declined, lower loan rates on new loans, lower prepayment penalty income, and an increase in non-accrual loans for which we do not accrue interest income.

The annualized cost of our average interest-bearing liabilities decreased 91 basis points to 2.13% for the third quarter of 2009 from 3.04% for the same period a year ago. The decrease in the annualized cost of our average interest-bearing liabilities was primarily attributable to the Federal Reserve lowering the Fed Funds rate throughout 2008, and maintaining the targeted Fed Funds rate in a range of 0.00% to 0.25% during the first nine months of 2009. This has allowed the Bank to reduce the rates it pays on its deposit products and new FHLB advances.

The 49 basis point decrease in the annualized yield on our average interest-earning assets was more than offset by the 91 basis point decline in the annualized cost of our average interest-bearing liabilities, resulting in a 42 basis point improvement in our net interest rate spread for the third quarter of 2009, as compared to the third quarter of 2008.

Provision and Allowance for Loan Losses

The provision for loan losses totaled $1.8 million for the third quarter of 2009, compared to $630 thousand for the same period a year ago. The provision recorded in the third quarter of 2009 reflects a $0.9 million increase in specific loss allocation on non-performing loans, a $0.5 million impairment resulting from troubled debt restructuring, and a $0.4 million charge-off related to foreclosure.

At September 30, 2009, the allowance for loan losses was $7.1 million, or 1.58% of total gross loans receivable, excluding loans held for sale, compared to $3.6 million, or 1.06% of total gross loans receivable, excluding loans held for sale, at year-end 2008. The $3.5 million increase in the allowance for loan losses from December 31, 2008 to September 30, 2009 was due to a 32.57% increase in outstanding loans, an increase in loan delinquencies and non-performing loans and a $2.5 million increase in specific loss allocations for impaired loans during the first nine months of 2009.

Management believes that the allowance for loan losses is adequate to cover probable incurred losses in the loan portfolio as of September 30, 2009, but there can be no assurance that actual losses will not exceed the estimated amounts. The Bank is experiencing increased delinquencies which may necessitate the provision of additional loan loss allocations. In addition, the Office of Thrift Supervision (“OTS”) and the Federal Deposit Insurance Corporation periodically review the allowance for loan losses as an integral part of their examination process. These agencies may require an increase to the allowance for loan losses based on their judgments of the information available to them at the time of their examinations.

Non-Interest Income

Non-interest income totaled $34 thousand for the third quarter of 2009, down $551 thousand, or 94.19%, from the third quarter a year ago, primarily due to $267 thousand higher provision for losses on loans held for sale, net losses of $11 thousand on mortgage banking activities in 2009 compared to net gains of $222 thousand on mortgage banking activities in 2008 and $51 thousand lower service charges in 2009 compared to 2008. During the third quarter of 2009, a loan held for sale that was modified during the first quarter of 2009 became delinquent under the modified terms. As the value of the property securing such loan had declined significantly, we increased our specific loss allocation related to this loan by $270 thousand. Net gains on mortgage banking activities was lower in the third quarter of 2009 compared to the third quarter of 2008 as the prior year quarter was positively impacted by a $198 thousand valuation adjustment on our mortgage servicing rights asset. The decrease in service charges primarily reflects lower retail banking fees in the third quarter of 2009 as compared to the third quarter of 2008.

Non-Interest Expense

Non-interest expense totaled $2.8 million for the third quarter of 2009, up $192 thousand, or 7.32%, from the third quarter a year ago. The increase in non-interest expense was primarily due to increases in FDIC insurance premium expense, compensation and benefits expense and professional services expense. Partially offsetting these increases was lower other expense.

FDIC insurance premium expense increased $98 thousand, or 188.46%, as the regular assessment rate was increased over the prior year rate. The increase in FDIC assessments became necessary to recapitalize the FDIC insurance fund as the result of insurance claims paid for numerous bank failures in 2008 and year-to-date in 2009. Management expects FDIC insurance premiums to remain at elevated levels through at least 2011. Compensation and benefits expense increased $88 thousand, or 6.07%, primarily due to higher salaries expense and payroll tax expense resulting from annual pay increases and staff addition, higher health insurance expense, and higher stock option compensation expense related to new option grants, which was partially offset by lower bonus expense. Professional services expense increased $65 thousand, or 41.40%, primarily due to a $121 thousand increase in legal expenses which was partially offset by a $37 thousand reversal of accrued SOX consulting fees. Other expense decreased $61 thousand, or 21.40%, primarily due to decreases in donations, sponsorships, and promotions.

Income Taxes

The Company’s effective income tax rate was 35.84% for third quarter 2009 compared to 37.97% for third quarter 2008. Income taxes are computed by applying the statutory federal income tax rate of 34% and the California income tax rate of 10.84% to earnings before income taxes. The effective income tax rate for each period was significantly reduced by the amount of non-taxable income from earnings on bank owned life insurance and the impact of state income tax deductions for loans made in designated enterprise zones.

Assets, Loan Originations, Deposits and Borrowings

At September 30, 2009, assets totaled $520.0 million, up $112.0 million, or 27.47%, from year-end 2008. During the first nine months of 2009, net loans, including loans held for sale, increased $102.7 million, or 28.70%, and securities available for sale and held to maturity increased $6.0 million, or 22.36%. Other increases in assets were in real estate owned (REO) which increased $1.1 million and deferred tax assets, net which increased $1.3 million due to increase in our allowance for loan losses which is not currently deductible for tax purposes.

Loan originations, including purchases, for the nine months ended September 30, 2009 totaled $138.1 million, up $34.3 million, or 33.04%, from $103.8 million for the same period a year ago. Loan repayments, including loan sales, amounted to $32.1 million for the nine months ended September 30, 2009, down $24.4 million, or 43.19%, from $56.5 million for the same period a year ago.

Deposits totaled $395.8 million at September 30, 2009, up $105.9 million, or 36.52%, from year-end 2008, as turmoil in the credit and equity markets has made deposit products in healthy financial institutions, like the Bank, attractive for many customers. During the first nine months of 2009, our core deposits (NOW, demand, money market and passbook accounts) increased $8.5 million and our certificates of deposit increased $69.8 million. Additionally, brokered deposits grew $27.6 million during 2009, primarily in CDARS. At September 30, 2009, core deposits represented 30.99% of total deposits compared to 39.38% at December 31, 2008, certificates of deposit represented 41.71% of total deposits compared to 32.87% at December 31, 2008, and brokered deposits represented 27.30% of total deposits compared to 27.75% at December 31, 2008.

Since the end of 2008, FHLB borrowings increased $4.8 million, or 6.49%, to $78.8 million at September 30, 2009 from $74.0 million at December 31, 2008, primarily due to strong loan growth financing needs.

Asset Quality

At September 30, 2009, non-performing assets, consisting of non-accrual and delinquent loans 90 or more days past due and REO, were $14.8 million, or 2.84% of total assets, compared to $3.5 million, or 0.85% of total assets, at December 31, 2008. Non-accrual loans at September 30, 2009 totaled $13.7 million, of which $3.8 million represented one-to-four family loans, $1.5 million represented multi-family loans, $6.0 million represented commercial real estate loans, primarily church loans, and $2.4 million represented commercial and unsecured consumer loans. This compares to $3.5 million of non-accrual loans at December 31, 2008, of which $0.2 million represented multi-family loan, $3.1 million represented commercial real estate loans, including church loans, and $0.2 million represented commercial and unsecured consumer loans. At September 30, 2009, real estate owned totaled $1.1 million, consisting of two one-to-four family residential properties and a residential lot. The Bank had no loans in foreclosure or REO at December 31, 2008.

The Bank performed an impairment analysis for all non-performing loans, and recorded specific loss allocations for impaired loans of $0.9 million during the third quarter of 2009 and $2.5 million during the first nine months of 2009. The specific loss allocations for the third quarter of 2009 is mainly related to five one-to-four family residential loans totaling $2.9 million. The loans are non-performing and the recent valuation of the underlying collateral reflected a decrease in values, and the Bank accordingly allocated $0.6 million of specific loss allocations during the third quarter of 2009. The Bank also recorded a $0.3 million specific loss allocation on two delinquent consumer loans, one unsecured and one secured by deposit, totaling $2.3 million.

Six loans held for sale totaling $6.7 million, with a specific valuation allowance of $877 thousand, were considered impaired as of September 30, 2009. These same loans were considered impaired at June 30, 2009, with a specific valuation allowance of $610 thousand. This compares to two loans held for sale totaling $1.2 million, with a specific valuation allowance of $260 thousand, which were considered impaired as of December 31, 2008.

The Bank has a long history of excellent asset quality, but in the current economic situation, the Bank, like most other financial institutions, is experiencing an increase in non-performing loans. The Bank takes a proactive approach to managing delinquent loans, which includes conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank reviews its delinquencies on a loan by loan basis, exploring ways to help borrowers meet their obligations and return them back to a current performing status as soon as possible.

Performance Ratios

The annualized return on average equity for third quarter 2009 was 4.01%, compared to 5.24% for fourth quarter 2008 and 10.78% for third quarter 2008. The annualized return on average assets for third quarter 2009 was 0.26%, compared to 0.36% for fourth quarter 2008 and 0.63% for third quarter 2008. The annualized returns on average equity and average assets were negatively impacted by the substantial increase in our provision for loan losses for the third quarter of 2009 compared to the same period a year ago. The efficiency ratio for third quarter 2009 was 54.51%, compared to 74.19% for fourth quarter 2008 and 61.48% for third quarter 2008. The improvement in our efficiency ratio was primarily due to higher net interest income before provision for loan losses for the third quarter of 2009 primarily as a result of the strong growth in our interest earning assets and improvement in our net interest rate margin.

At September 30, 2009, the Bank’s Total Risk-Based Capital ratio was 11.00% and Tangible Capital equaled 7.48%, and the Bank met the capital requirements necessary to be deemed “well-capitalized” for regulatory purposes.

Forward-Looking Statements

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential, church and commercial mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates five full service branches, four in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	September 30, 2009 (unaudited)	December 31, 2008
ASSETS
Cash and cash equivalents	$7,429	$7,476
Federal funds sold	135	—

Cash and cash equivalents	7,564	7,476
Securities available for sale, at fair value	15,697	4,222
Securities held to maturity	17,356	22,792
Loans receivable held for sale, net	21,091	24,576
Loans receivable, net of allowance of $7,069 and $3,559	439,464	333,273
Real estate owned	1,056	—
Accrued interest receivable	2,710	2,295
Federal Home Loan Bank (FHLB) stock, at cost	4,136	4,098
Office properties and equipment, net	5,447	5,535
Bank owned life insurance	2,393	2,323
Deferred tax assets, net	1,313	—
Other assets	1,749	1,344

Total assets	$519,976	$407,934

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$395,788	$289,917
Federal Home Loan Bank advances	78,800	74,000
Junior subordinated debentures	6,000	6,000
Advance payments by borrowers for taxes and insurance	921	509
Deferred income taxes	—	469
Other liabilities	5,177	4,350

Total liabilities	486,686	375,245

Stockholders’ Equity:
Senior preferred, cumulative and non-voting stock, $1,000 par value, authorized, issued and outstanding 9,000 shares of Series D at September 30, 2009 and December 31, 2008; liquidation preference of $9,000 at September 30, 2009 and December 31, 2008	8,963	8,963
Preferred stock discount	(608)	(702)
Preferred, non-cumulative and non-voting stock, $.01 par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at September 30, 2009 and December 31, 2008; liquidation preference of $552 for Series A, $1,000 for Series B and $1,000 for Series C at September 30, 2009 and December 31, 2008	2	2
Common stock, $.01 par value, authorized 3,000,000 shares; issued 2,013,942 shares at September 30, 2009 and December 31, 2008; outstanding 1,743,365 shares at September 30, 2009 and 1,742,765 shares at December 31, 2008	20	20
Common stock warrant	723	723
Additional paid-in capital	12,320	12,240
Accumulated other comprehensive income, net of taxes of $132 and $22 at September 30, 2009 and December 31, 2008	198	32
Retained earnings-substantially restricted	15,131	14,878
Treasury stock-at cost, 270,577 shares at September 30, 2009 and 271,177 shares at December 31, 2008	(3,459)	(3,467)

Total stockholders’ equity	33,290	32,689

Total liabilities and stockholders’ equity	$519,976	$407,934

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2009	2008	2009	2008
Interest and fees on loans receivable	$7,321	$6,050	$20,258	$17,536
Interest on mortgage-backed securities	286	335	846	1,057
Interest on investment securities	13	13	38	42
Other interest income	31	111	97	316

Total interest income	7,651	6,509	21,239	18,951

Interest on deposits	1,771	1,910	5,309	5,204
Interest on borrowings	748	916	2,245	3,193

Total interest expense	2,519	2,826	7,554	8,397

Net interest income before provision for loan losses	5,132	3,683	13,685	10,554
Provision for loan losses	1,831	630	3,936	947

Net interest income after provision for loan losses	3,301	3,053	9,749	9,607

Non-interest income:
Service charges	278	329	953	887
Net gains (losses) on mortgage banking activities	(11)	222	6	257
Provision for losses on loans held for sale	(267)	—	(617)	—
Other	34	34	105	103

Total non-interest income	34	585	447	1,247

Non-interest expense:
Compensation and benefits	1,538	1,450	4,532	4,408
Occupancy expense, net	328	355	1,056	1,031
Information services	212	181	621	529
Professional services	222	157	572	396
Office services and supplies	142	144	435	436
FDIC insurance	150	52	642	101
Other	224	285	743	829

Total non-interest expense	2,816	2,624	8,601	7,730

Earnings before income taxes	519	1,014	1,595	3,124
Income taxes	186	385	566	1,192

Net earnings	$333	$629	$1,029	$1,932

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on securities available for sale	$178	$22	$276	$(13)
Income tax effect	(71)	(8)	(110)	5

Other comprehensive income (loss), net of tax	107	14	166	(8)

Comprehensive earnings	$440	$643	$1,195	$1,924

Net earnings	$333	$629	$1,029	$1,932
Dividends and discount accretion on preferred stock	(164)	(19)	(515)	(83)

Earnings available to common shareholders	$169	$610	$514	$1,849

Earnings per common share-basic	$0.10	$0.35	$0.29	$1.05
Earnings per common share-diluted	$0.10	$0.34	$0.29	$1.02
Dividends declared per share-common stock	$0.05	$0.05	$0.15	$0.15
Basic weighted average shares outstanding	1,743,365	1,754,967	1,743,046	1,757,505
Diluted weighted average shares outstanding	1,745,943	1,805,128	1,745,756	1,808,016

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of September 30,
	2009		2008
Regulatory Capital Ratios:
Core Capital	7.48%		7.65%
Tangible Capital	7.48%		7.65%
Tier 1 Risk-Based Ratio	10.03%		10.20%
Total Risk-Based Capital	11.00%		11.02%

Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans, excluding loans held for sale	2.49%		1.05%

Non-performing assets as a percentage of total assets	2.84%		0.85%

Allowance for loan losses as a percentage of total gross loans, excluding loans held for sale	1.58%		0.93%

Allowance for loan losses as a percentage of non-performing loans, excluding loans held for sale	63.57%		88.52%

Allowance for losses as a percentage of non-performing assets	53.85%		88.52%

Net loan charge-offs (recoveries) as a percentage of average loans for nine months ended September 30	0.14	%(A)	(0.02	)%(A)

Non-performing assets:
Non-accrual loans
Loans receivable, net	$11,120		$3,440
Loans receivable held for sale	2,579		—

Total non-accrual loans	13,699		3,440
Loans delinquent 90 days or more and still accruing	—		—
Real estate acquired through foreclosure	1,056		—

Total non-performing assets	$14,755		$3,440

	Three Months ended September 30,				Nine Months ended September 30,
	2009		2008		2009		2008
Performance Ratios:

Return on average assets	0.26	%(A)	0.63	%(A)	0.30	%(A)	0.67	%(A)
Return on average equity	4.01	%(A)	10.78	%(A)	4.13	%(A)	11.28	%(A)
Average equity to average assets	6.50%		5.83%		7.14%		5.95%
Non-interest expense to average assets	2.20	%(A)	2.62	%(A)	2.47	%(A)	2.69	%(A)
Efficiency ratio (1)	54.51%		61.48%		60.86%		65.50%
Net interest rate spread (2)	4.08	%(A)	3.66	%(A)	3.94	%(A)	3.65	%(A)
Net interest rate margin (3)	4.17	%(A)	3.79	%(A)	4.06	%(A)	3.78	%(A)

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.
(2)	Net interest rate spread represents the difference between yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.
(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended September 30,		Nine Months ended September 30,
	2009	2008	2009	2008
Total assets	$519,976	$404,040	$519,976	$404,040
Total gross loans, excluding loans held for sale	$446,533	$328,166	$446,533	$328,166
Total equity	$33,290	$23,587	$33,290	$23,587
Average assets	$510,892	$400,373	$464,877	$383,838
Average loans	$448,470	$348,187	$407,817	$331,135
Average equity	$33,216	$23,347	$33,186	$22,840
Average interest-earning assets	$492,433	$388,500	$449,458	$372,197
Average interest-bearing liabilities	$472,884	$371,261	$427,013	$356,253
Net income	$333	$629	$1,029	$1,932
Total income	$5,166	$4,268	$14,132	$11,801
Non-interest expense	$2,816	$2,624	$8,601	$7,730
Efficiency ratio	54.51%	61.48%	60.86%	65.50%
Non-accrual loans	$13,699	$3,440	$13,699	$3,440
REO, net	$1,056	$—	$1,056	$—
ALLL	$7,069	$3,045	$7,069	$3,045
Allowance for loss on loans held for sale	$877	$—	$877	$—
REO-Allowance	$—	$—	$—	$—
Interest income	$7,651	$6,509	$21,239	$18,951
Interest expense	$2,519	$2,826	$7,554	$8,397
Net interest income	$5,132	$3,683	$13,685	$10,554
Net loans charge-offs (recoveries)	$426	$(50)	$426	$(47)